Exhibit 99.1

ePresence Stockholders Approve Plan of Liquidation and Dissolution

Friday June 4, 7:45 am ET

Liquidation Will Include Proceeds From Sale of ePresence’s Services Business to Unisys and Sale of Switchboard to InfoSpace

WESTBORO, Mass.—(BUSINESS WIRE)—June 4, 2004— ePresence, Inc. (NASDAQ: EPRE - News) today announced that its stockholders have approved the plan of liquidation and dissolution previously adopted by the Company’s Board of Directors. ePresence also provided an update on the expected timing of its initial distribution of proceeds from the liquidation.

At the Company’s Special Meeting of Stockholders held yesterday, ePresence stockholders approved the sale of the Company’s services business to Unisys Corporation, the acquisition of Switchboard Incorporated by InfoSpace, Inc. and the subsequent liquidation and dissolution of ePresence. Both the Unisys and Switchboard transactions have closed.

ePresence’s Board of Directors has set June 14, 2004 as the record date for determining stockholders entitled to receive the initial distribution of available assets and all future distributions and as the final date for the recording of stock transfers. On that date, ePresence intends to file articles of dissolution with the Massachusetts Secretary of State, close its stock transfer books and cease recording transfers of shares of its common stock. After the filing of the articles of dissolution, ePresence will petition the Securities and Exchange Commission for relief from its obligation to file periodic and other reports under the Securities Exchange Act of 1934. The Company also will request that its shares be delisted from the NASDAQ National Market on the record date. NASDAQ has informed ePresence that it expects to suspend trading effective at the close of business on Wednesday, June 9, 2004.

The Company’s board of directors has declared an initial distribution to stockholders in the amount of $4.05 per share in cash payable on June 23, 2004. The timing and amount of any future distributions will be determined by ePresence’s Board of Directors in accordance with the plan of liquidation.

Forward-looking Statements

ePresence, Inc. (“ePresence” or the “Company”) noted that each of the above statements about the estimated proceeds available for distribution to stockholders in the liquidation, the expected timetable for completing these transactions, future financial and operating results, and any other statements using the terms “expect,” “anticipate,” “target,” “plan,” “believe,” “will,” and other similar terms, and any other statements in this press release which are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and could differ materially from actual results or events based on various important factors, including, without limitation, costs and liabilities in excess of, or lower than, those currently anticipated by the Company; and any delays or difficulties in implementing the plan of liquidation. For further information on these and other risks, uncertainties, and factors, please review the Company’s Form 10-K for 2003 and Form 10-Q for the three months ended March 31, 2004 and Switchboard’s Form 10-K for 2003 and Form 10-Q for the three months ended March 31, 2004. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made and the Company undertakes no obligation to update these forward-looking statements.

Contact:

ePresence, Inc.

Richard Spaulding, 508-871-2271